Exhibit 2
                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT is made and entered into effective as of July 1, 1996, by and among Featherlite Mfg., Inc., a Minnesota corporation ("Featherlite"), Vantare International, Inc., a Florida corporation ("Vantare"), and Michael Guth ("Guth").


                                    RECITALS:

     A. Vantare is engaged in the business of manufacturing and marketing luxury custom coaches. Guth owns all of the outstanding capital stock of Vantare.

     B. Vantare desires to transfer substantially all of its assets to Featherlite in exchange for shares of capital stock of Featherlite and the assumption by Featherlite of certain of its liabilities, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         In this Agreement the following terms shall have the meanings assigned to them below:

         1.1 "Affiliate" of a specified person or entity means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         1.2 "Assets" means the assets of Vantare associated with the Business as described in and limited by section 2.2 hereof.

         1.3 "Average Market Price" means the average of the closing sale prices of Featherlite Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the trading day immediately preceding the applicable date, as reported in the Wall Street Journal.

         1.4 "Business" means the business of Vantare, which consists of manufacturing and marketing luxury custom coaches.

         1.5 "Closing" means the meeting of the parties at which the transactions contemplated herein to occur are completed, which meeting shall be held commencing at 9:00 a.m., local time, at the offices of Vantare, on the Closing Date, or at such other time or place as may be mutually agreed upon by the parties.

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         1.6  "Closing  Balance  Sheet"  has the  meaning  given to such term in section 2.6.

         1.7 "Closing Date" means July 1, 1996, or such other date as may be mutually agreed upon by the parties.

         1.8      "Code" means the Internal Revenue Code of 1986, as amended.

         1.9 "Contracts" means the contracts and agreements of Vantare described in section 2.2.3.

         1.10 "Effective Time" means 12:01 a.m. on the Closing Date if the Closing occurs.

         1.11 "Employee Benefit Plan" means an employee benefit plan within the meaning of ERISA section 3(3) maintained, sponsored or contributed to by Vantare.

         1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.13 "Escrow Amount" means the amount, or number of Featherlite Shares, retained from the Exchange Consideration, as described in section 2.7.

         1.14     "Escrow Period" means the period described in section 2.7.

         1.15 "Exchange" means the exchange of the Assets for the Featherlite Shares as described in section 2.1.

         1.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.17 "Exchange Consideration" means the aggregate consideration payable to Vantare, consisting of the Featherlite Shares and the assumption of the Permitted Liabilities, as described in section 2.4.

         1.18  "Excluded  Liabilities"  has the  meaning  given to such  term in section 2.5.4.

         1.19 "Featherlite Common Stock" means shares of common stock of Featherlite, without par value.

         1.20 "Featherlite Shares" means the Featherlite Common Stock issued pursuant to the Exchange, as further described in section 2.4 hereof, but subject to the adjustments described in section 2.7.

         1.21 "GAAP" means generally accepted accounting principles applied on a consistent basis consistent with such party's prior financial statements.

         1.22 "Intellectual Property" means patents and patent applications, copyrights and copyright applications, trademarks, service marks, trade names, know-how, trade secrets, data, information, technology, processes, formulas, drawings, designs, computer programs, and license rights to any of the foregoing.

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         1.23 "Letter  Agreement"  means that certain  restated letter of intent dated June 10, 1996, among Vantare, Guth, and Featherlite.

         1.24  "Liens"  means  any  liens,  mortgages,  pledges,   encumbrances,
conditional sales agreements, security interests, or title retention devices of any nature.

         1.25 "Multiemployer Plan" means a Pension Plan that is a multiemployer plan as defined in ERISA section 4001 (a) (3).

         1.26 "Pension Plan" means, at any time, any Employee Benefit Plan (including a Multiemployer Plan), the funding requirements of which (under ERISA section 302 or Code section 412) are or, at any time within the six years immediately preceding the time in question, were in whole or in part, the responsibility of Vantare.

         1.27 "Permitted Liabilities" means the liabilities of Vantare described as "Permitted Liabilities" in section 2.5.

         1.28 "Permitted Liens" means the Liens against the Assets transferred by Vantare to Featherlite listed on Schedule 1.28.

         1.29     "Records" means the documents described in section 2.2.4.

         1.30     "SEC" means the Securities and Exchange Commission.

         1.31  "SEC  Reports"  means  all  periodic   and/or  current   reports,
registration statements and proxy statements filed with the SEC.

         1.32     "Securities Act" means the Securities Act of 1933, as amended.

         1.33 "Tax" means any tax or other primary, secondary or transferee liability to any governmental entity, including without limitation, all federal, state, county, local and foreign income, profits, gross receipts, real and personal property, franchise, license, payroll, employment, sales, use, value added, excise, custom, duty, and any other taxes, obligations, and assessments of any kind whatsoever, together with all interest and penalties; the foregoing shall include any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

         1.34  "3-31-96  Balance  Sheet" has the  meaning  given to such term in section 3.5.

         1.35  "12-31-95  Balance  Sheet" has the meaning  given to such term in section 3.5.


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         1.36 "Unrecognized  Retiree Welfare  Liabilities" means with respect to any Employee Benefit Plan that provides postretirement benefits other than pension benefits, the amount of the transition obligation, as determined in accordance with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," as of the most recent valuation date, that has not been recognized as an expense in the income statement of Vantare. Prior to the date such Statement is applicable, such amount shall be based on an estimate made in good faith of the transition obligation.


                                    ARTICLE 2
                    EXCHANGE OF ASSETS FOR FEATHERLITE SHARES

         2.1 Exchange. On the Closing Date, upon the terms and conditions of this Agreement, Vantare shall transfer to Featherlite all of the Assets and shall receive in exchange therefor the Exchange Consideration, as described in section 2.4 (the "Exchange"). Each of the parties intends that the Exchange constitute and qualify as a tax-free reorganization pursuant to the provisions of section 368(a)(1)(C) of the Code. All of the Assets shall be free and clear of all Liens other than Permitted Liens. No consideration of any kind, other than the Exchange Consideration described in section 2.4 hereof, shall be paid or transferred by Featherlite to Vantare, or to its shareholders, in connection with the Exchange.

         2.2 Assets to Be Transferred. The Assets to be transferred to Featherlite by Vantare shall consist of all of the business and assets, tangible and intangible, of Vantare, except as set forth on Schedule 2.3 (the "Assets"). The Assets comprise substantially all of the assets and properties of Vantare and include, but are not limited to:

               2.2.1 Real Property. All interests in real property, whether owned of record or beneficially by, or leased by Vantare, including all buildings and structures located thereon as reflected on Schedule
          3.9 attached hereto.

               2.2.2 Tangible Personal Property. All of the tangible personal property, inventory (including but not limited to inventory of used buses and coaches taken in trade-in, consignment inventory, work-in-progress inventory, and inventory ordered but not yet received), and leasehold improvements of Vantare wherever located, including but not limited to those listed on Schedule 3.9 (which is to include a list of all buses and coaches stating the status of each), together with any additions thereto or replacements thereof made in the ordinary course of business prior to the Closing Date, less any dispositions made in the ordinary course of business of the Business prior to the Closing Date of items that either (i) are replaced by items of comparable quality and function, or otherwise (ii) have an aggregate original cost of not more than $25,000, and except for increases and decreases of supplies inventory and receivables in the ordinary course of Vantare's business under circumstances consistent with past practice.

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


               2.2.3 Contracts. The Contracts, and all rights, subject to all obligations thereunder, of Vantare relating to the Business that (a) are listed on Schedule 3.14, including all renewals, extensions and amendments; (b) are not required to be listed on such Schedule, have been or shall have been entered into by Vantare in the ordinary course of the Business, and do not represent a breach by Vantare of this Agreement; or (c) are entered into between the date hereof and the Closing Date in the ordinary course of business of the Business and do not represent a breach by Vantare; provided that in no event shall any Contract be included hereunder under clauses (b) or (c) above, if such Contract by its terms involves or provides for the right to receive, or a liability or an obligation valued at, or the payment of, more than $50,000 per year. Featherlite will assume all of the rights and obligations of Vantare from and after the Effective Time under the Contracts described above; provided, however, that Schedule 2.2.3 indicates those contracts that are not to be assigned by Vantare or assumed by Featherlite pursuant hereto ("Excluded Contracts"). Excluded Contracts will include, whether or not specifically listed on
          Schedule 2.2.3, all contracts under which all work has been completed by Vantare prior to Closing and with respect to which all payments have been received prior to Closing (except for future obligations under warranty claims); all contracts and agreements that are described (or for which their attendant liabilities or obligations are described) as Excluded Liabilities; and all retention bonus agreements, severance agreements and deferred compensation agreements.

               2.2.4 Business Records. All maps, manuals, files, records, lists, schedules, accounts, logs, software, mailing lists and customer lists and other documents maintained by Vantare pertaining to the operation of the Business (the "Records"); provided, however, that the Records shall not include corporate records of Vantare, meaning, without limitation, minute books, stock record books, corporate archives and similar items not germane to the operation and conduct of the Business following the Closing Date, and provided, further, that Vantare may retain copies of such of its Records as it determines it may need following the Closing or may obtain such copies following the Closing at reasonable times and at its reasonable expense.

               2.2.5 Intellectual Property; Licenses; Goodwill. All Intellectual Property and licenses owned or held by Vantare and used in the operation of the Business, and all goodwill and going concern value associated with the Business, including, but not limited to, the name "Vantare" and all derivatives thereof and the intellectual property included on Schedule 3.10.

               2.2.6 Accounts Receivable and Prepaid Expenses. All trade and other miscellaneous accounts receivable arising out of the Business through the Effective Time and remaining uncollected at the Effective Time, and all prepaid expenses as of the Effective Time that relate to, and in the normal course of business of the Business are chargeable against, the operation of the Business (but only such prepaid expenses that are realizable through a reduction in future costs, and only to the extent of the realizable value thereof).

               2.2.7 Cash, Customer Deposits, Etc. Vantare's cash, cash equivalents, short-term investments, and other securities, customer deposits, letters of credit, deposits in banks and with suppliers, and investment contracts relating to the Business.


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



         2.3 Excluded Assets. Notwithstanding anything to the contrary herein, the assets designated on Schedule 2.3 shall not be included in the Assets, and shall not be transferred to Featherlite hereunder (the "Excluded Assets").

         2.4 Exchange  Consideration.  Subject to the other  provisions  of this
Article 2, including specifically the provisions of section 2.7 relating to possible adjustments to the number of Featherlite Shares issued in the Exchange, the "Exchange Consideration" shall mean the Permitted Liabilities assumed by Featherlite as described in section 2.5 and an aggregate four hundred thousand (400,000) shares of Featherlite Common Stock (collectively, the "Featherlite Shares") to be paid to Vantare pursuant to the Exchange. If any adjustment is made pursuant to section 2.7 to the aggregate number of shares of Featherlite Common Stock issued in the Exchange, references herein to the "Featherlite Shares" shall be deemed to reflect the aggregate number of shares issued in the Exchange, as finally adjusted pursuant to section 2.7. The Featherlite Shares shall, when issued, be duly authorized, validly issued, and fully paid and nonassessable and shall be subject to no Liens (except securities law restrictions, restrictions imposed by the terms of this Agreement, and any Liens caused by Vantare or Guth). The certificates evidencing the Featherlite Shares shall a contain legend restricting transfer under the Securities Act, such legend to be substantially as follows:

         "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or under applicable state securities or blue sky laws. Such shares may not be sold or transferred in the absence of such registrations or unless exemptions from such registrations are available."

Featherlite shall deliver to Vantare on the Closing Date the certificates representing the portion of the Featherlite Shares that are not retained in escrow pursuant to section 2.7.

         2.5      Liabilities Assumed; Permitted Liabilities.

               2.5.1 As partial consideration for the Assets, Featherlite shall assume, and agrees with Vantare to pay according to their terms, (i) all liabilities (determined under GAAP consistent with prior accounting policies or subsidiary accounting policies as reflected in the most recent audit reports of Vantare) to the extent reflected on
          Schedule 2.5, which shall include normal, current payables incurred in the regular course of the business of Vantare, (ii) the liabilities of Vantare to Guth described in section 2.5.2, and (iii) all liabilities coming due from and after the Effective Time under all assumed Contracts, whether or not such liabilities under Contracts are reflected in the Closing Balance Sheet, subject to the further qualifications of section 2.5.4 hereof (collectively, "Permitted Liabilities").

               2.5.2 The Permitted Liabilities shall include, and Featherlite shall assume, Vantare's notes payable to Guth as reflected on Schedule 2.5.2, provided that such notes shall be restated as of the Closing Date as long-term obligations with interest at the minimum rate required by the applicable provisions of the Code to avoid imputed interest and with repayment due December 31, 1999. Such restated notes shall provide to Guth the right to accelerate the payments due thereunder if and to the extent that Vantare or Guth is required to pay any liabilities of a type not assumed by Featherlite hereunder and which are set forth in Schedule 2.5.2.

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


               2.5.3 For purposes of this Agreement, the Permitted Liabilities shall mean and include (to the extent properly accrued on the Closing Balance Sheet if required to be accrued under GAAP) but not be limited, to the following debts, liabilities, and obligations of
          Vantare: (i) obligations for repayment of principal, accrued interest, deferred fees, and prepayment premiums, if any, to any institutional and other lenders of Vantare set forth on Schedule 2.5.3(i); (ii) obligations reflected as long-term debt (both the current and long-term portion) on the Closing Balance Sheet, and all finance or capitalized lease obligations set forth on Schedule 2.5.3(ii); (iii) obligations for the payment of salary, vacation, or other compensation or Employee Benefits or non-ERISA employee benefits (under employment agreements or otherwise), but not severance pay, accrued through the Effective Time as reflected on the Closing Balance Sheet with respect to any of Vantare's current employees at the Effective Time; (iv) obligations for intangible and property Taxes, to the extent accrued by Vantare and set forth on Schedule 2.5.3(iv); and (v) ordinary course of business payables and trade accounts payable, accrued pension liabilities, and other accrued liabilities (excluding Taxes), to the extent reflected on the Closing Balance Sheet.

               2.5.4 Notwithstanding anything in this Agreement (or in the schedules attached hereto or in the documents to be delivered at Closing pursuant hereto) to the contrary, Featherlite is not assuming, and shall not be deemed to have assumed and shall not be obligated to perform or pay liabilities or obligations of Vantare not included in the Permitted Liabilities and, in particular (but not by way of limitation), Featherlite shall not be deemed to have assumed and shall not be obligated to pay any liabilities of Vantare with respect to the following (all of which are acknowledged to be excluded from Permitted Liabilities): (A) except as described in section 2.5.3 and set forth on Schedule 2.5.3(iv), any Taxes, including, without limitation, any taxes that may be or become payable by reason of, or in connection with, the transactions effected pursuant to this Agreement (i) based upon or measured by gross receipts or net income ("Income Taxes") of the parties, whether or not incurred prior to the Closing Date, and
          (ii) Taxes (including Income Taxes) attributable to or incurred in connection with the Assets or the operation of the Assets prior to the Closing Date, including, without limitation, any payroll or other Taxes that are not due until after the Closing Date, but which are attributable to any period prior to and including the Closing Date,
          (B) any liabilities relating to assets of Vantare not being acquired by Featherlite pursuant to this Agreement; (C) any contract or agreement that was not specifically assumed hereunder or that was to be assigned to Featherlite under the terms of this Agreement but was not validly assigned (except to the extent Featherlite has otherwise received the benefits of any such contract); (D) any liabilities and obligations incurred by Vantare as a result of its breach or violation of any provision of this Agreement or the other agreements, documents and instruments delivered pursuant hereto; (E) any liabilities of Vantare that, as a result of either the existence thereof or the failure of Vantare to disclose such liabilities, cause any of the representations or warranties of Vantare contained herein to not be true and correct as of the Closing Date; (F) any liabilities or


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          obligations  arising  out of or related to the  provision  of any products or services performed by Vantare prior to the Closing Date, except for normal warranty claims and except for product liability claims for which the incident causing liability occurs following the Effective Time; (G) any liability or obligation resulting from any breach of any Environmental Laws caused by or arising from the operation of the Business prior to the Closing Date; (H) any liability or obligation with respect to or arising out of any action, lawsuit, claim, proceeding, or investigation described on Schedule 3.12; or (I) any liability or obligation relating to or arising in connection with any ERISA plan or non-ERISA employee benefits of Vantare relating to the period prior to Closing (if not accrued on the Closing Balance Sheet) and any such liability or obligation relating to any period following closing except to the extent consistent with the assumption of certain of such plans by Featherlite as described in section 5.9 hereof. The foregoing liabilities and obligations are referred to as the "Excluded Liabilities." Notwithstanding the foregoing, the parties acknowledge and agree that Vantare shall have the right to distribute prior to the Closing, or accrue prior to the Closing (or on the Closing Balance Sheet), for distribution following the Closing, amounts payable to Vantare's shareholders to offset taxes payable by shareholders on Vantare's S corporation earnings through the Closing after full utilization of all tax loss carryforwards; to the extent that any such amounts are reflected as accruals on the Closing Balance Sheet and are not distributed by Vantare, they shall be deemed to be Permitted Liabilities.

         2.6 Closing Balance Sheet. Within 45 calendar days after the Closing Date, the parties shall prepare a balance sheet of Vantare as of the Effective Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in all respects in accordance with GAAP applied consistently with the 12-31-95 Balance Sheet and the 3-31-96 Balance Sheet, including but not limited to reflecting all proper accruals for Permitted Liabilities (excluding accruals for all Taxes that are not Permitted Liabilities relating to the period up to the Effective Time) that have been incurred by Vantare, and shall present fairly the financial condition of Vantare as of the Effective Time. Within 15 calendar days after preparation of the Closing Balance Sheet, Vantare will notify Featherlite in writing of any objections that it may have to the Closing Balance Sheet. If no such objections are made, the Closing Balance Sheet will be deemed approved for purposes of determining the Permitted Liabilities. If any such objections are made and cannot be resolved within an additional period of 10 calendar days, the dispute shall immediately be referred to an independent accountant jointly selected by the parties. The determination of such firm with respect to such dispute, which shall occur no later than 90 calendar days after the Closing Date, shall be conclusive and binding on Featherlite and Vantare. The fees of such firm shall be paid one-half each by Featherlite and Vantare.

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

         2.7 Adjustments to Exchange Consideration; Escrow. An aggregate 100,000 of the 400,000 shares of Featherlite Common Stock comprising the Exchange Consideration, as described in section 2.4 hereof, shall be subject to downward adjustment as described in this section 2.7. If Pre-tax Income (as defined below) for the year ending December 31, 1996, is less than $1,050,000, then the shares of Featherlite Common Stock issued pursuant to the Exchange shall be equal to the number of shares of Featherlite Common Stock that bears the same ratio to 400,000 such shares that Pre-tax Income bears to $1,050,000, with the result rounded to the nearest whole number of shares; provided, however, that the parties shall mutually agree to a longer test period in the event that the ability of the Vantare Division (as defined below) to generate income during the period ending December 31, 1996, is materially adversely impacted by any disaster or similar occurrence that is not in Guth's or Featherlite's control. There shall be no adjustment in the Exchange Consideration if Pre-tax Income for the year ending December 31, 1996, is $1,050,000 or more. For these purposes, "Pre-tax Income" shall mean the sum of (i) the net income of Vantare, after expenses and before income tax, earned from the operation of its business during the period from January 1, 1996, through June 30, 1996, plus (ii) the net income of the Vantare Division, after expenses (but excluding any amortization of intangibles related to the Exchange, and provided that the expenses shall be generally consistent with the types of expenses of operating the Vantare Business prior to the Exchange) and before income tax, earned from the operation of its business during the period from July 1, 1996, through December 31, 1996, as included in the Featherlite consolidated financial statements for the year ending December 31, 1996, but shall not include income of other divisions, affiliates, or subsidiaries of Featherlite (except to the extent that any such other divisions, affiliates, or subsidiaries subsequently operate, in whole or in part, the business of the Vantare Division). As used herein, the "Vantare Division" means the division of Featherlite that operates the business and assets of Vantare acquired by Featherlite in the Exchange, from and after the Effective Time, and does not include other divisions or business segments of Featherlite. Any disputes concerning the calculation by the parties of Pre-tax Income shall be resolved in the same manner as described in section 2.6 hereof. During the period beginning on the Closing Date and ending on the earlier of (i) the date that Featherlite's consolidated financial statements for the year ending December 31, 1996, are completed, or (ii) March 31, 1997 (unless otherwise mutually agreed) (the "Escrow Period"), Featherlite shall cause Firstar Trust Company ("Firstar"), its stock transfer agent, to issue but to retain and hold in escrow shares of Featherlite Common Stock representing one-fourth of the Exchange Consideration, or 100,000 such shares (the "Escrow Amount"), pursuant to the terms set forth in this section. Any cash or other dividends paid during the Escrow Period on the Featherlite Shares that comprise the Escrow Amount shall be retained in escrow and paid or distributed in the same manner as the Escrow Amount, as described in this section 2.7. The Featherlite Shares that are held in escrow by Firstar shall be retained for the purpose of satisfying any downward adjustments to the number of Featherlite Shares issuable to Vantare in the Exchange pursuant to this section. On the day following the last day of the Escrow Period, Featherlite shall cause Firstar to distribute to Vantare the balance of the Escrow Amount to the extent that the Escrow Amount or any portion thereof has not been returned to Featherlite in satisfaction of any such downward adjustments. As used in this section 2.7 in connection with the escrow of the Featherlite Shares, or issuance of additional Featherlite Shares, references to "Vantare" shall mean and refer to Guth following the distribution by Vantare to Guth of the Featherlite Shares, or rights with respect to the Featherlite Shares included in the Escrow Amount.

         2.8 Distribution to Shareholders. Following the Closing, it is understood and agreed that Vantare may distribute, in complete liquidation of Vantare, to the present holders of capital stock of Vantare, the Featherlite Shares in exchange for the surrender and cancellation of all of such holders' existing Vantare stock; and that, in connection therewith, Vantare shall distribute all of its remaining assets and provide for the payment of any remaining liabilities, as required by law, and shall thereupon dissolve, all subject to the indemnification provisions set forth in this Agreement. At Closing, each of the present Vantare shareholders shall deliver to Featherlite their written acknowledgement (in form reasonably satisfactory to Featherlite) acknowledging the existence and effect of the indemnification provisions of
Article 9 and the provisions of this section 2.8 upon the Featherlite Shares to which they will become entitled upon distribution thereof by Vantare in connection with Vantare's dissolution. Nothing in this section 2.8 shall have the effect of reducing or mitigating any obligations of Vantare to Featherlite that it may otherwise have under or as a result of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF VANTARE AND GUTH

         Vantare and Guth, jointly and severally, hereby make the following representations and warranties to Featherlite, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing.

         3.1 Organization. Vantare is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida. Vantare is duly qualified or registered to do business as a foreign corporation and is in good standing in each other jurisdiction that requires such qualification or registration, except where the failure so to qualify or register would not have a material adverse effect on Vantare or the Assets. Schedule 3.1 attached hereto contains a true and accurate list of the states in which Vantare is duly qualified or registered to do business as a foreign corporation. Vantare has all necessary corporate power to own its properties, conduct its business as presently conducted or proposed to be conducted by it, and to do and perform all acts and things required to be done by it under this Agreement.

         3.2   Capitalization.   Vantare  has  duly  authorized   capital  stock
consisting of (i) 20 shares of Vantare Common Stock, of which 20 shares are issued and outstanding. Guth owns all of such shares. All such outstanding shares of Vantare Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws. Copies of Vantare's Articles of Incorporation and Bylaws previously delivered by Vantare to Featherlite are complete and correct.

         3.3 Subsidiaries. The Assets do not include any interest, direct or indirect, in any other business, corporation, joint venture, partnership, or proprietorship. The Business has not been conducted through, and the Assets are not owned by or through, any direct or indirect subsidiary or affiliate of Vantare.

         3.4 Corporate Authority. The execution, delivery and performance by Vantare of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action, and neither the execution and delivery of this Agreement by Vantare, nor the consummation of the transactions contemplated hereby, will (i) except as specifically described in Schedule 3.4, conflict with or result in a breach of the terms or provisions of or constitute a default under Vantare's Articles of Incorporation or Bylaws or any material instrument, contract, agreement, judgment, order, decree, or other restriction to which Vantare is a party or by which any of its assets is bound or affected, (ii) except as specifically described in Schedule 3.4, require any affirmative approval, consent, or authorization of any person, court, or governmental or regulatory authority, or
(iii) except as specifically described in Schedule 3.4, give any party with rights under any such material instrument, contract, agreement, judgment, order, decree, or other restriction the right to terminate, accelerate, modify or otherwise change the rights or obligations of Vantare thereunder. This Agreement constitutes, and all other agreements and instruments contemplated hereby, when duly executed and delivered by Vantare, will constitute, valid and binding obligations of Vantare enforceable in accordance with their respective terms, except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         3.5 Financial Statements. The balance sheets of Vantare as of December 31, 1995 (the "12-31-95 Balance Sheet") and March 31, 1996 (the "3-31-96 Balance
Sheet"), and the related statements of income, shareholders' equity, and cash flows for the periods then ended, true and correct copies of which have been delivered to Featherlite, have been audited (in the case of the 12-31-95 Balance Sheet and related statements) or reviewed (in the case of the 3-31- 96 Balance Sheet and related statements) by Graham and Cottril, P.A., independent certified public accountants, fairly present the financial position of Vantare as of their respective dates and the results of operations for the applicable periods ended on such dates, all in accordance with GAAP consistently applied in all material respects throughout the periods covered thereby except as stated in the notes included therein or the accountants' report thereon and except, in the case of the 3-31-96 Balance Sheet and related statements, for the absence of full footnote disclosure and subject to year-end audit adjustments. Vantare's books of account reflect all of Vantare's items of income and expense and all assets and liabilities and accruals required to be reflected therein in accordance with generally accepted accounting principles. All financial statement accruals for liabilities and reserves for contingent liabilities have been established and maintained as required to be established and maintained (a) under GAAP and (b) in order for such financial statements to present fairly the financial position of Vantare as of their respective dates.

         3.6 Taxes. Vantare has not failed to file any reports or Tax returns required by any law or regulation of any jurisdiction to be filed as of the date hereof, and all such reports and returns are true and correct in all material respects. Vantare has duly paid, or accrued on its books of account, all Taxes, duties, and charges pursuant to such reports and returns, or assessed or to be assessed against Vantare with respect to all periods through the date hereof, or which Vantare is obligated to withhold from amounts owing to any employee or other person. Vantare will not be liable for any Taxes with respect to any periods up to the Effective Time, except for Taxes paid or accrued at or before the Effective Time. Except as set forth on Schedule 3.6, Vantare has not received any notice of proposed adjustment, audit report, deficiency notice, notice of assessment, or similar notification with respect to any Tax that could become the obligation and liability of Featherlite.

         3.7 Absence of Undisclosed Liabilities. There are no material debts, liabilities, claims against or financial obligations of Vantare, or (to the knowledge of Vantare and Guth) reasonable legal basis therefor, whether accrued, absolute, contingent, or otherwise, except to the extent reflected on the 12-31-95 Balance Sheet or on Schedule 3.7.

         3.8 Absence of Certain Changes and Events. Except as contemplated by this Agreement or as specifically described in Schedule 3.8, since January 1, 1996:

               3.8.1 There has not been any material adverse change in the Assets, the financial condition, business or operations of Vantare.

               3.8.2 Vantare has not (1) entered into any contract, license, franchise, or commitment other than ones that either were entered into in the ordinary course of business, none of which involves amounts to be paid or received in excess of $50,000, or, if not entered into in the ordinary course of business, involved amounts to be paid or received in excess of $25,000, or made any capital expenditures or commitment therefor except in the ordinary course of business, none of which involves amounts to be paid or received in excess of $50,000 or, if not incurred in the ordinary course of business, in amounts in excess of $25,000, or waived any material rights, or made, permitted, or suffered any amendment or termination of any material contract, license, franchise or agreement; (2) altered or revised its accounting procedures, methods, or practices except as required by law; (3) incurred, assumed, discharged, or satisfied any material liability (absolute or contingent), mortgage, lien, security interest, or encumbrance, other than in the ordinary course of business, none of which involves amounts to be paid or received in excess of $50,000 or, if not in the ordinary course of business, involves amounts in excess of $25,000 (and otherwise in compliance with this Agreement); (4) declared, set aside, or paid any dividend or shareholder distributions in cash, securities, or property or, except for shareholder loans or repayments thereof described in section 2.5.2, otherwise made any payments to shareholders or related parties other than normal base compensation and payments to offset taxes on earnings of Vantare through the Closing; (5) sold, transferred, or leased any of its assets except in the ordinary course of business; (6) suffered any physical damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Vantare; (7) entered into any material transaction other than in the ordinary course of business, none of which involves amounts to be paid or received in excess of an aggregate $50,000; or
          (8) agreed to do any of the foregoing other than pursuant hereto.

         3.9 Assets. Vantare owns and has good (and, with respect to real property, marketable) title to all of the Assets described on Schedule 3.9(i) (except for assets sold or otherwise disposed of in the ordinary course of business and consistent with this Agreement since May 31, 1996, and except for consignment inventory, which is subject to valid and enforceable consignment agreements), or, in the cases of leases, valid and subsisting leasehold interests in the assets leased thereby, in each case free and clear of all Liens, except for Permitted Liens and except for other Liens described and reflected on the Closing Balance Sheet and set forth on Schedule 3.9(ii), and has full power to transfer the Assets to Featherlite on the Closing Date on the terms and conditions provided for in this Agreement. Prior to the date hereof, Vantare has delivered or otherwise made available to Featherlite true and complete copies of all purchase agreements, finance agreements, leases, options, title abstracts, insurance, licenses, permits, tax abatement certificates, and other material documents relating to any of the Assets that it has in its possession or control. The real and personal properties to be included in the Assets acquired by Featherlite pursuant to the Exchange include all the properties used in and necessary to the operation of the Business and taken as a whole are in a good state of repair, ordinary wear and tear excepted. All Assets shall, at the Closing Date, be located on the premises of Vantare unless otherwise noted on Schedule 3.9.

         3.10 Intellectual Property. (i) All Intellectual Property necessary to or used in the conduct of the Business (all of which is described on Schedule 3.10) is owned by Vantare or licensed to Vantare, in either case free and clear of any Liens other than Permitted Liens, and Vantare's ownership of such Intellectual Property has not been challenged in any judicial or administrative proceeding; (ii) to the knowledge of Vantare and Guth, Vantare's present and proposed operations do not infringe, misuse, or misappropriate any intellectual property rights of others; (iii) no employees of Vantare have any right in or to the Intellectual Property necessary to or used in the conduct of Vantare's present or proposed operations, and no such employees are subject to restrictive covenants with any person other than Vantare with respect to such employees' employment by Vantare or use of Intellectual Property in such employment; and
(iv) to the knowledge of Vantare and Guth, none of Vantare's rights to Intellectual Property is being infringed, misused, or misappropriated by others.

         3.11 Licenses; Compliance with Laws. All material permits, licenses, and other approvals and authorizations that are necessary to conduct the Business are set forth on Schedule 3.11, and all of such licenses, permits, and other approvals and authorizations are in full force and effect. Vantare has complied, and is in compliance, in all material respects with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the conduct of Vantare's businesses. Vantare is not in material default with respect to any order, writ, injunction, or decree of any court or of any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality.

         3.12  Litigation;  Insolvency.  Except  as  specifically  described  in
Schedule 3.12, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or, to the knowledge of Vantare and Guth, threatened against, by, or affecting Vantare or the Assets. Vantare (i) has not voluntarily filed, or had filed against it involuntarily, a petition under the United States Bankruptcy Code that, in the case of an involuntary petition, shall not have been vacated or dismissed within 30 calendar days after the filing thereof, and
(ii) has not taken action or otherwise had proceedings commenced to dissolve or liquidate it.

         3.13 Environmental Matters. Vantare has obtained, and is in compliance in all material respects with, all permits, licenses, or other approvals necessary under Environmental Laws (as defined below) with respect to Vantare and its business, operations, products, or properties. Neither Vantare nor its business, operations, products, or properties, currently or formerly owned, operated, or leased (i) have violated or violate or, to the knowledge of Vantare and Guth, have been or are subject to any judicial or administrative investigations, proceedings or other actions alleging the violation of, any federal, state, local, or foreign environmental, superfund, conservation, health, or safety statute, regulation, ordinance, common law, order, or decree (collectively, "Environmental Laws") governing "Hazardous Substances," which for purposes hereof means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, medical waste, radioactive materials, explosives, known carcinogens, petroleum products, or substances defined as hazardous or as a pollutant or contaminant in, or the generation, handling, storage, release or disposal of which is regulated by, any Environmental Laws or
(ii) to the knowledge of Vantare and Guth, have been or are the subject of any federal, state, local or foreign investigation, proceeding or other action evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance or (iii) have taken any action or failed to take any action that might reasonably result in violation of any Environmental Laws. Neither Vantare, nor, to the knowledge of Vantare and Guth, any prior or current lessee, owner, occupant, operator or other person has released, spilled or disposed of any Hazardous Substance in or on the ground of any real property currently or formerly owned, operated, or leased by Vantare, and no above-ground or underground storage tanks or Hazardous Substances are or were present on such real property or any structures thereon. Vantare has no removal, restoration or similar obligation under any Environmental Laws with respect to any property, and Vantare has not materially changed its storage or disposal practices with respect to Hazardous Substances since January 1, 1994. Vantare has delivered to Featherlite true and complete copies of all reports, studies or tests in the possession of or initiated by Vantare pertaining to Hazardous Substances or other environmental concerns regarding Vantare, its business, operations, products, or properties, whether currently or formerly owned, operated, or leased.

         3.14 Contracts; Leases. Schedule 3.14 attached hereto contains a list of each of the following Contracts, including amendments thereto, to which Vantare is a party or by which any of the Assets are in any way bound or obligated:

               3.14.1 Written employment and compensation agreements and written employment policies with employees or independent contractors, officers, or directors and agreements that contain any severance pay liability or obligation to any employee, former employee, director, former director, or consultant;

               3.14.2 Agreements of guarantee or indemnification;

               3.14.3 Loan or credit agreements providing for any extension of credit for borrowed money to or by Vantare;

               3.14.4 Noncompetition agreements;

               3.14.5 Leases to or for any personal property that involve the payment or receipt of annual rent of more than $10,000 individually or $20,000 in the aggregate, and leases to or for any real property, regardless of the dollar amount involved;

               3.14.6 Contracts for products or services provided by Vantare that (i) involve the receipt of more than $25,000 individually in any period of 12 consecutive months, or (ii) commit Vantare to provide technology or other products, the development of which has not been completed as of the date hereof; and

               3.14.7 Consignment contracts, and executed purchase/sale orders for finished luxury coaches, which orders have an aggregate gross sales price of $11,301,000 before deductions for trade-ins, deposits, and similar charges.

               3.14.8 Any other agreement, contract, commitment, or other arrangement (oral or written) not otherwise described above unless it:

               3.14.8.1 is of six-month or shorter duration or Vantare can terminate it, without liability to Vantare, on notice of 30 days or less; or

               3.14.8.2 requires payment by Vantare of less than $20,000 per year; provided, however, that the aggregate amount of the obligations under contracts excluded by reason of these sections 3.14.8.1 and
          3.14.8.2 shall not represent obligations in excess of $50,000 with respect to any period of 12 consecutive months.

Except  as  specified  in  Schedule  3.14,  (i) all of the  Contracts  listed on
Schedule 3.14 or material to the Business are valid, binding and in full force and effect in accordance with their terms and conditions (except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance), and (ii) there is no existing material default under, or failure by Vantare to perform in substantial compliance with the terms of, any of the Contracts listed on Schedule 3.14, and no default under any other Contract which default is material to the Business. Copies of all of the Contracts (or, in the case of oral Contracts, descriptions of the material terms thereof) described in Schedule 3.14 have been delivered by Vantare to Featherlite.

         3.15 Insurance. Listed on Schedule 3.15 attached hereto is a list of all of the policies of fire, liability, life, health, product liability and other insurance maintained by or on behalf of Vantare, whether for its own benefit or the benefit and protection of its employees, agents, lessors or lenders, and copies of such policies have been delivered (or made available upon request) by Vantare to Featherlite. Vantare's physical assets are and will be through the Effective Time insured against loss by fire and other insurable perils to which they may be subject at or above the levels of coverage maintained by Vantare as of January 1, 1996.

         3.16 Accounts Receivable. Except as listed on Schedule 3.16 attached hereto, all accounts receivable of Vantare reflected on the 12-31-95 Balance Sheet and the Closing Balance Sheet (i) have arisen in the ordinary course of business, and (ii) to the knowledge of Vantare and Guth, are collectible in the amounts at which they are carried on Vantare's books, except to the extent reflected in the reserve for doubtful accounts reflected on the 12-31-95 Balance Sheet. To the knowledge of Vantare and Guth, such reserve is adequate to cover accounts not collectible in the ordinary course of business consistent with standard and reasonable business practices. In the event that the insurance receivable in the amount of $122,386.29 reflected on the 12-31-95 Balance Sheet is not collectible in full in the ordinary course of business during the two-year period following the Effective Time, Featherlite shall have a claim against Vantare and Guth in an amount equal to the amount of such receivable not so collected, and Featherlite shall have the right to satisfy such claim by offsetting the amount thereof against its obligations under the restated notes to Guth described in section 2.5.2.

         3.17 ERISA Matters. Schedule 3.17 attached hereto contains a complete list and description of all Employee Benefit Plans of Vantare and any Affiliate ("Scheduled Plans"). True and correct copies of all Scheduled Plans have been delivered to Featherlite. Each Employee Benefit Plan of Vantare and any Affiliate is in compliance with ERISA and the Code, where applicable, in all material respects. At the date hereof and during the six years preceding the date hereof, neither Vantare nor any Affiliate has contributed to a Pension Plan. Neither Vantare nor any Affiliate has ever been required to contribute to a Multiemployer Plan. At the date hereof, there is no amount of Unrecognized Retiree Welfare Liability under any Employee Benefit Plan maintained or contributed to by Vantare or any Affiliate. Vantare and/or any Affiliate has, as of the date hereof, made all contributions or payments to or under each Scheduled Plan required by law or by the terms of such Scheduled Plan or any contract or agreement, or Vantare and/or any Affiliate has made or accrued reserves adequate for such purposes. All reports and disclosures relating to such Scheduled Plans required to be filed or distributed under ERISA as of the Effective Time shall have been filed or distributed. Each Scheduled Plan that is a group health plan within the meaning of Code section 5000(b)(1) is in substantial compliance with the continuation of health coverage requirements of Code section 4980B.

         3.18 Employee Matters. Vantare is not a party to any collective bargaining agreement with any labor organization. Vantare has complied in all material respects with all applicable federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, occupational health and safety, and the payment of all payroll, withholding and social security taxes, and is not liable for any wages, taxes or penalties for the failure to comply with any of the foregoing. All amounts due to employees of Vantare for commissions, salaries, wages, bonuses, fringe benefits and vacation benefits accrued through the Effective Time shall have been paid in the ordinary course or accrued, as appropriate, before the Effective Time. Except for ERISA Plans disclosed in Schedule 3.17, Vantare has not (i) promulgated any policy or entered into any written agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or involuntarily, or otherwise, or (ii) entered into any written employment agreements with any employee. Schedule 3.18 attached hereto contains a true and complete list of all full-time and part-time employees of Vantare and the current level of compensation payable to each. There are no strikes, work stoppages, or controversies pending or, to the knowledge of Vantare and Guth, threatened, between Vantare and any of its employees.

         3.19 Miscellaneous Information. Schedule 3.19 attached hereto constitutes a true and complete list of the name of each financial institution in which Vantare has an account or safety deposit box, the account numbers with respect thereto, and the names of all persons authorized to draw thereon or who have access thereto, with respect to all safe deposit boxes.

         3.20 Investment Intent. The Featherlite Shares being acquired by Vantare pursuant to this Agreement are being acquired for Vantare's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof except in compliance with the Securities Act and any applicable state securities laws. Vantare understands that the Featherlite Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable state securities laws, and that the reliance of Featherlite upon this exemption is based in part upon this representation and warranty by Vantare. Vantare further understands that the Featherlite Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) the existence of an exemption from the registration requirements of the Securities Act and such state securities laws.

         3.21 U.S. Real Property Interest. No tax is required to be withheld or paid pursuant to section 1445 of the Code as a result of the transfer of the Assets to Featherlite in the transactions contemplated by this Agreement.

         3.22 No Finders. No act of Vantare or Guth or their representatives has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF FEATHERLITE

         Featherlite hereby makes the following representations and warranties to Vantare and Guth, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of (and as though made at) the Closing.

         4.1 Organization. Featherlite is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified or registered to do business as a foreign corporation and is in active status or good standing, as applicable, in the State of Florida and each other jurisdiction that requires such qualification or registration, except where the failure so to qualify or register would not have a material adverse effect on Featherlite. Featherlite has all necessary corporate power to own its properties, conduct its businesses as presently conducted or proposed to be conducted by it, and to do and perform all acts and things required to be done by it under this Agreement.

         4.2 Capitalization. Featherlite has 50,000,000 shares of duly authorized capital stock consisting of (i) 40,000,000 shares of Featherlite Common Stock, of which 5,955,000 shares were issued and outstanding as of May 31, 1996, and no shares are held in treasury; and (ii) 10,000,000 undesignated shares, none of which is outstanding or held in treasury. All such outstanding shares of Featherlite Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws. In addition, as of May 31, 1996, warrants to purchase 120,000 shares of Featherlite Common Stock were outstanding, and a total of 550,000 shares of Featherlite Common Stock have been reserved for issuance under its stock option plan, of which 249,380 shares are subject to outstanding stock options granted under such plan. Except as described in this section 4.2, there is no other outstanding Featherlite Common Stock or other outstanding rights to acquire such stock, the holders of the outstanding shares of Featherlite Common Stock have no preemptive rights, and there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatsoever, under which Featherlite is or may be obligated to issue any capital stock or other securities of Featherlite; and Featherlite has no obligation for the repurchase of any of its outstanding securities. Any and all preemptive or similar rights to purchase any capital stock or securities of Featherlite to which any holders of capital stock or any other security of Featherlite may have been entitled with respect to prior issuances of Featherlite Common Stock or rights to acquire Featherlite Common Stock shall have, on or before the Closing Date, been validly and enforceably waived by all such holders or are otherwise no longer of any force or effect. There are no shareholder agreements or other agreements, understandings or commitments relating to or otherwise affecting the Featherlite Common Stock. Copies of Featherlite's Articles of Incorporation and Bylaws previously delivered by Featherlite to Vantare are complete and correct.

         4.3 Corporate Authority. The execution, delivery and performance by Featherlite of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of the terms or provisions of or constitute a default under its Articles of Incorporation or Bylaws or any material instrument, contract, agreement, judgment, order, decree or other restriction to which Featherlite is a party or by which any of its assets is bound or affected, or require any affirmative approval, consent, or authorization of any person, court, or governmental or regulatory authority. This Agreement constitutes, and the other agreements and instruments contemplated hereby, when duly executed and delivered by
Featherlite, will constitute, valid and binding obligations of Featherlite enforceable in accordance with their respective terms, except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance.

         4.4 SEC Filings and Financial  Statements.  Featherlite  has heretofore furnished to Vantare copies of all registration statements ever filed by Featherlite with the SEC and all other SEC Reports filed by Featherlite with the SEC on or after January 1, 1996. Each of the SEC Reports was complete and correct in all material respects as of its effective date and, as of its effective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which made, not misleading. The financial statements of Featherlite and the notes thereto contained in the SEC Reports are correct and complete and fairly present the combined financial position of Featherlite and its subsidiaries as of the respective dates thereof and the results of operations for the periods then ended, except as disclosed therein or in the notes thereto or in the explanations thereof contained in the SEC Reports; and the balance sheets and notes thereto contained therein show and properly reflect all material liabilities of Featherlite and its combined subsidiaries on the respective dates thereof, except for any claims and lawsuits against Featherlite and its combined subsidiaries now pending, the total liability from which would not materially adversely affect the business, properties, or financial condition of Featherlite and its combined subsidiaries, taken as a whole. Each such financial statement was prepared in conformity with generally accepted accounting principles consistently applied (except, in the case of unaudited statements, as permitted by the SEC for its Quarterly Reports on Form 10-Q).

         4.5 No Material Adverse Changes. Except as otherwise disclosed herein or in the SEC Reports or press releases issued by Featherlite, since January 1, 1996, there has not been any material adverse change in the financial condition or in the business operations, properties, assets or liabilities of Featherlite and its subsidiaries, taken as a whole, whether or not arising in the ordinary course of business.

         4.6  Products  Liability  Insurance.   Featherlite  maintains  products
liability insurance on an "occurrence" basis, rather than on a "claims-made" basis.

         4.7 No Finders. No act of Featherlite or its representatives has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                                    ARTICLE 5
                                    COVENANTS

         5.1 Access. Vantare shall, during the period prior to the Closing, give Featherlite and its representatives full access during regular business hours to Vantare's properties, records and personnel and such other information of Vantare as Featherlite may reasonably request to analyze Vantare and its business, assets, and prospects. Featherlite agrees to maintain, and to cause its representatives to maintain, the confidentiality of any information that they receive as a result of such access and to obtain Vantare's consent prior to disclosing any of such information to any other person or entity.

         5.2 Conduct of Business Until Effective Time. Except as Featherlite may otherwise consent in writing or as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, Vantare shall operate the Business only in the usual, regular, and ordinary manner and Vantare shall not
(i) amend its Articles of Incorporation; (ii) make or grant any increase in the compensation payable to or to become payable to any officer, employee, director, or consultant or any increase in any officer, employee, director, or consultant benefit plan; (iii) merge with or enter into, consolidate with or acquire all or substantially all of the stock or assets of any other corporation, partnership, limited partnership, joint venture, association, or other entity; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class or series, any securities or debt convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, convertible securities, or debt; (v) declare or pay any dividend or distribution in cash, securities, or property (except as specifically permitted by this Agreement); (vi) incur, assume, discharge or satisfy any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than trade payables or other obligations in the ordinary course of business (and in compliance with this Agreement);
(vii) sell, assign, lease, or otherwise transfer or dispose of any of its Assets without the replacement thereof with a substantially equivalent asset of substantially equivalent kind, condition, and value, except for increases and decreases in supplies and receivables in the ordinary course of business under circumstances consistent with past practice; (viii) enter into any material transaction other than in the ordinary course of business (subject to the exceptions stated above); (ix) take any action that would cause the representations and warranties of Vantare contained in Article 3 hereof to be untrue in any material respect as of the Closing; or (x) agree to any of the foregoing other than pursuant hereto.

         5.3 Approvals and Consents. As promptly as possible, each of Vantare and Featherlite shall take all corporate and other action, make all filings with courts or governmental authorities, and use their respective best efforts to obtain in writing all approvals and consents (including specifically all Vantare shareholder approvals) required to be taken, made, or obtained by each of them in order to effectuate the Exchange and the transactions contemplated hereby. The parties agree to cooperate jointly to use their best efforts in taking actions so as to effect the transfer and assignment of the approvals, permits, licenses and certifications set forth on Schedule 3.11 to Featherlite. The parties shall cooperate with each other in effecting the foregoing; and shall deliver promptly to the other copies of such filings, approvals, and consents. Guth agrees to vote all shares of capital stock of Vantare that are owned by him or under his voting control in favor of this Agreement and the Exchange and to take other necessary and appropriate actions consistent therewith.

         5.4 Exclusive Dealing. Vantare agrees not to (and to cause its affiliates and representatives not to) solicit, negotiate, discuss or entertain any offers or acquisition or investment inquiries or proposals, or otherwise provide information to any other person, with regard to the businesses that are the subject of this Agreement from any other person, or to furnish information to any other person for any such purpose, during the period beginning on the date hereof and ending on the Closing Date, unless this Agreement is terminated pursuant to Article 8. Vantare hereby confirms and represents that it has accepted no other offer regarding the purchase, sale, investment in, or similar transaction with respect to all or any portion of its business or assets that are the subject of this Agreement, nor has any letter of intent or other agreement to do so been signed with any other party.

         5.5 Risk of Loss. Prior to the Effective Time, the risk of loss or destruction to any of the Assets shall be that of Vantare. At and after the Effective Time, if the Closing occurs and except as otherwise provided in this Agreement, the risk of loss or destruction to any of the Assets shall be that of Featherlite. If the Business is materially curtailed or interrupted prior to the Effective Time by loss, destruction, or damage due to fire or any other casualty, Featherlite shall have the right to terminate this Agreement by written notice delivered to Vantare.

         5.6 Costs and Fees. Except as specifically provided otherwise in this Agreement, whether or not the Exchange is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. The reasonably estimated amount of all out-of-pocket expenses and fees incurred by Vantare in connection with the Exchange (including but not limited to fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel and all fees and expenses of Vantare's counsel, accountants, experts and consultants) shall be listed and described on Schedule 5.6.

         5.7 Sales and Transfer Taxes. Notwithstanding anything to the contrary set forth herein, any applicable sales, value added, transfer, documentary, use, filing and other Taxes and fees (other than income Taxes) that may be levied in connection with the Exchange shall be borne by Vantare. Each of the parties shall use its best efforts, however, to obtain all necessary exemptions from such Taxes.

         5.8 Employment Agreement. At the Closing, Featherlite and Guth shall enter into an employment agreement providing for the employment of Guth by Featherlite following the Closing, in the form attached hereto as Schedule 5.8.

         5.9 Employment; Benefits. As of the Effective Time, Featherlite shall offer to each current employee of the Business (limited to those individuals whose individual compensation and benefits are listed on Schedule 5.9 and such ordinary course of business replacements as may be hired between the date hereof and the Effective Time) a position of employment in Featherlite at pay and benefits for the position offered no less favorable as a whole than those provided by Vantare to its employees in such positions immediately prior to the Effective Time. Effective as of the Effective Time, Featherlite shall become the employer of and employ each such employee who so accepts such employment. Subject to the requirements of law and any employment agreements to which such employees may be a party following the Closing Date, the employment of all such employees will be at will.

         5.10 Plant-Closing Notices. Vantare, after written notice to Featherlite, shall provide on a timely basis, all notices required under the Worker Adjustment and Retraining Notification Act and comparable state laws with respect to the employees employed in the Business and such other notices as may be required by union contracts to which Vantare is a party with respect to the transactions contemplated by this Agreement.

         5.11 Prorations. Except as otherwise specifically provided herein, the prorations and adjustments described in this section shall be made and fully reflected on the Closing Balance Sheet. The Business operations of Vantare and the income and expenses attributable thereto through the Effective Time shall be for the account of Vantare and thereafter shall be for the account of Featherlite, and all such items of income and expense shall be reflected on the Closing Balance Sheet so as to reflect such proration. Allocation of items under these proration provisions shall include but not be limited to employee compensation, power and utilities charges, real and personal property taxes, and rents and payments pertaining to the Contracts being transferred to Featherlite pursuant hereto.

         5.12 Reorganization Treatment. Vantare shall take all actions necessary to cause the Exchange and the other transactions contemplated by this Agreement to be treated for tax purposes as a reorganization under section 368(a)(1)(C) of the Code, including all actions necessary to comply with the "continuity of business enterprise" and "continuity of interest" requirements with respect thereto and Featherlite will cooperate to the extent necessary. The parties acknowledge that the Exchange does not qualify for "pooling-of-interests" treatment for financial accounting purposes.

         5.13 Affiliates' Letters. Prior to the Effective Time, Vantare shall, upon advice of counsel, furnish Featherlite with a list identifying all persons who may be considered, in its opinion, to be "affiliates" of Vantare, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Vantare Affiliates"). Vantare shall use its reasonable best efforts to cause each person who is so identified as a Vantare Affiliate to deliver to Featherlite on or prior to the Closing Date a written agreement, in the form previously approved by the parties, that such Vantare Affiliate (a) will not offer to sell, transfer or otherwise dispose of any Featherlite Common Stock issued pursuant to the Exchange, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act (the availability of such other exemption to be reasonably satisfactory to Featherlite's counsel), and (b) has no present intention to sell, transfer or otherwise dispose of (and does not have any short position in or agreement to sell) any of such Featherlite Common Stock except in compliance with all applicable federal and state securities laws.

         5.14 Expansion. Following the Closing, Featherlite will begin immediately to make arrangements to take such actions as are reasonably necessary to enter into the necessary lease agreement with the Port of Sanford for an addition of approximately 20,000 square feet to the current Vantare manufacturing facility, assuming that all necessary regulatory permits and similar approvals can reasonably be obtained with respect thereto, and Featherlite further commits to provide such cash and operating capital as may reasonably be necessary to equip and operate such expansion space.

         5.15 Name Change. Immediately following the Closing, Vantare shall take such action as may be necessary to cease using, and to change its name from, any name that includes the word "Vantare" or any derivatives thereof.

                                    ARTICLE 6
                               REGISTRATION RIGHTS

         6.1 Right to Demand Registration. If at any time following the Effective Time, Guth shall request in writing (the "Registration Request") to Featherlite that it register under the Securities Act the sale by Guth of all or any portion of the shares of Featherlite Common Stock issued in the Exchange and received by Guth from Vantare in connection therewith, or shares of capital stock that are issued to Guth in respect of, or in exchange or in substitution for, any shares of Featherlite Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, stock split, sale of assets, distribution to shareholders or combination of the shares of Featherlite Common Stock or any other change in Featherlite's capital structure ("Registrable Shares"), then Featherlite shall, as expeditiously as possible, prepare and file with the SEC a registration statement on Form S-3 or any successor form to Form S-3 that has substantially similar requirements (the "Registration Statement") covering Guth's sale of the Registrable Shares; provided, however, that the shares of Featherlite Common Stock received in the Exchange shall cease to be Registrable Shares upon any sale, to the extent they are sold, pursuant to a registration statement under the Securities Act or upon such time as and to the extent that such shares in the hands of Guth are eligible for sale in a single transaction under Rule 144 under the Securities Act and Featherlite shall have provided Guth an opinion acceptable to Guth from counsel acceptable to Guth to such effect. Featherlite shall use all reasonable efforts to cause the Registration Statement to remain effective until the earlier of (i) three years after the Effective Time, or (ii) such earlier time (not earlier than two years after the Effective
Time) if all Registrable Shares included therein that have not yet been sold and which are in the hands of Guth can then be sold by Guth in a single transaction pursuant to Rule 144 under the Securities Act, or (iii) such time as all Registrable Shares included therein have been sold or cease to be Registrable Shares. Before filing the Registration Statement or the prospectus contained therein, or any amendment or supplement thereto, with the SEC, Featherlite will furnish to one counsel selected by Guth copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel. Prior to filing such Registration Statement, prospectus, or amendment or supplement thereto, Featherlite shall make such corrections thereto, if any, reasonably requested by Guth. Featherlite will promptly notify Guth of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered. Guth, with the consent of Featherlite (which consent shall not be unreasonably withheld), shall have the right to select the investment bankers and manager or co-managers that will administer an offering of Registrable Shares pursuant to this section 6.1. Notwithstanding the foregoing provisions of this section 6.1, the right given to Guth to demand registration hereunder shall continue in effect only so long as either (i) Guth continues to be employed by Featherlite at the time that such right is exercised or (ii) if Guth is not then employed by Featherlite, Guth's termination of employment shall not have been voluntary or based on termination for "cause," as such term is defined in the employment agreement described in section 5.8.

         6.2  Actions  in  Connection  with  Registration.   Featherlite  shall,
promptly upon receipt by Featherlite of the Registration Request, undertake the following:

               6.2.1 prepare and file with the SEC, as soon as practical, the Registration Statement and use its best efforts to cause such Registration Statement to become effective as quickly as possible and, thereafter, to remain effective as otherwise set forth in section 6.1 above;

               6.2.2 as expeditiously as possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective for the period(s) specified in section 6.1 above;

               6.2.3 as expeditiously as possible furnish to Guth and each underwriter, if any, such reasonable numbers of copies of the Registration Statement and each amendment thereto (in each case including all exhibits), the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as Guth may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by Guth;

               6.2.4 as expeditiously as possible use all reasonable best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states and the District of Columbia as Guth and their underwriters, if any, shall reasonably request, and do any and all other acts and things that may be reasonably necessary or desirable to enable Guth and his underwriters, if any, to consummate the public sale or other disposition of the Registrable Shares owned by Guth in such states and/or the District of Columbia; provided, however, that Featherlite shall not be required in connection with this paragraph to qualify as a foreign corporation (where it would not otherwise be required to qualify but for this paragraph) or execute a general consent to service of process in any jurisdiction;

               6.2.5 if Featherlite has delivered preliminary or final prospectuses to Guth and after having done so the prospectus is amended to comply with the requirements of the Securities Act, promptly notify Guth and, if requested, Guth shall immediately cease making offers of Registrable Shares and return all prospectuses to Featherlite. Featherlite shall promptly provide Guth with revised prospectuses and, following receipt of the revised prospectuses, Guth shall be free to resume making offers of the Registrable Shares;

               6.2.6 immediately notify Guth of the receipt by Featherlite of any notification with respect to the suspension of the qualification or registration of the Registrable Shares for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose, or the occurrence of any event that comes to Featherlite's attention if as a result of such event the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in each such case, Featherlite will promptly prepare and furnish to Guth a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

               6.2.7 enter into such customary agreements (including an underwriting agreement) and take all such other actions as Guth or the underwriters, if any, retained by Guth reasonably request in order to expedite or facilitate the public sale or other disposition of the Registrable Shares, including the provision of customary opinions and indemnification; provided, however, that no shareholders other than Guth shall be required to sign a standstill agreement in connection with the underwritten sale of securities;

               6.2.8 make available for inspection by Guth, any underwriter participating in any public sale or other disposition pursuant to the Registration Statement and any attorney, accountant or other agent retained by Guth or any underwriter (collectively, the "Inspectors") all financial and other records, pertinent corporate documents and properties of Featherlite and its subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of Featherlite and its subsidiaries to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with the Registration Statement;

               6.2.9 otherwise use its reasonable best efforts to comply in all material respects with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practical, an earnings statement covering a period of at least 12 months, beginning with the first month after the effective date of the registration statement and the effective date of each post-effective amendment thereto (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provision of Section 11(a) of the Securities Act and Rule 158 thereunder; and

               6.2.10 use its reasonable best efforts to effect the listing of Guth's Registrable Shares covered by the Registration Statement on any securities exchange or other association on which the Featherlite Common Stock is then listed.

         6.3 Delay in Registration. Notwithstanding the foregoing, if at the time the Registration Statement is to be filed, Featherlite reasonably believes that there are pending potential material developments or activities that would be required to be disclosed in the Registration Statement, the disclosure of which, in the good faith determination of Featherlite, may materially adversely affect Featherlite, then Featherlite may delay the filing of the Registration Statement subject to the period limitations set forth below. Furthermore, if an amendment to the Registration Statement is required by virtue of the existence of an undisclosed potential material development or activity the disclosure of which, in the good faith determination of Featherlite, may materially adversely affect Featherlite, then Featherlite shall notify Guth that such material development or activity exists (without disclosing the nature or specifics thereof) and Guth shall thereupon cease all sales of Registrable Shares subject to the period limitations set forth below. The aggregate number of days by which the filing of the Registration Statement is delayed or for which Guth is prevented from selling Registrable Shares pursuant to this section 6.3 shall not exceed a cumulative 60 days in any 12-month period. Guth shall hold in confidence all information provided to him pursuant to this section and shall not use such information in violation of any applicable securities laws.

         6.4 Expenses. Featherlite will pay all of the registration expenses of and incident to the Registration Statement filed pursuant to this Article 6 and Featherlite's compliance with or performance of this Article 6, including, without limitation, all registration and filing fees, exchange listing and other fees, printing expenses, fees and disbursements of counsel for Featherlite (and counsel for the underwriters in connection with Blue Sky qualification of the Registrable Shares), state Blue Sky fees and expenses, the expense of any audits and "cold comfort" letters incident to or required by any such registration, and the fees and disbursements of underwriters customarily paid by issuers of securities when no shares are being sold by the issuers, but excluding underwriting discounts and selling commissions with respect to Guth's shares, and the fees and expenses of Guth's own counsel, which shall in all events be paid by Guth.

         6.5 Featherlite Obligations. So long as Featherlite has a class of securities registered under section 12 of the Exchange Act, Featherlite agrees to:

               (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

               (ii) use all reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Featherlite under the Securities Act and the Exchange Act; and

               (iii) furnish to Guth upon request a written statement by Featherlite as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Featherlite, and such other reports and documents of Featherlite as Guth may reasonably request to avail itself of any similar rule or regulation of the SEC allowing him to sell any such securities without registration and otherwise take such action as Guth may reasonably request in order to avail himself of any such rule or regulation of the SEC.

In addition, Featherlite agrees to remove the restrictive legend on the certificates evidencing Shares of Featherlite Common Stock that Guth sells in accordance with Rule 144.

         6.6 Compliance with Securities Act. The Registration Statement and any amendments or supplements thereto will comply in all material respects with the Securities Act, and none of the information relating to Featherlite or its affiliates (including, without limitation, the Exchange Act filings) included or incorporated therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith will, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.7 Indemnification. Featherlite will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, (i) Guth and (ii) each other person who participates as an underwriter or selling agent in the offering or sale of the Registrable Shares and each other person, if any, who controls, is controlled by or is under common control with Guth or any such underwriter or selling agent within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (for purposes of this paragraph, "Indemnified Person"), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Featherlite's consent) to which such Indemnified Person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any violation by Featherlite of any federal, state or common law, rule or regulation applicable to Featherlite in connection with any such registration, and, in each case, Featherlite will reimburse such Indemnified Person for any reasonable legal or any other expenses reasonably incurred by him, her or it in connection with investigating or defending such loss, claim, liability, action or proceeding; provided, however, that Featherlite shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense is caused by any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to
Featherlite through an instrument duly executed by such Indemnified Person specifically stating that it is for inclusion therein or if an underwriter fails to deliver a final prospectus in accordance with the Securities Act and such delivery would have cured the defect causing such loss, claim, damage or liability. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person and shall survive the transfer of such securities by such Indemnified Person.

Featherlite may require, as a condition to including the Registrable Shares in the Registration Statement, that Featherlite shall have received an undertaking reasonably satisfactory to it from Guth or any underwriter or selling agent, to severally and not jointly indemnify and hold harmless (in the same manner and to the same extent as set forth in the first paragraph of this section 6.7), Featherlite and its directors, officers, controlling persons, any underwriter or selling agent and all other prospective sellers and their respective directors, officers, and partners, and their respective controlling persons (for purposes of this paragraph, "Indemnified Persons") but only with respect to (A) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in the Registration Statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, (B) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case in reliance upon and in conformity with written information furnished to Featherlite or its representatives through an instrument duly executed by or on behalf of Guth, other selling person or underwriter or selling agent specifically stating that it is for inclusion therein, or (C) any violation by Guth or any underwriter or selling agent of any federal, state or common law, rule or regulation applicable to any of them in connection with any such registration, and, in each case, the indemnifying party will reimburse such Indemnified Person for any reasonable legal or any other expenses reasonably incurred by Featherlite in connection with investigating or defending such loss, claim, liability, action or proceeding. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Persons and shall survive the transfer of such securities by such indemnifying party; provided, however, that no such indemnifying party shall be liable under this paragraph for any amounts exceeding the product of the price per Registrable Share at which such Registrable Shares are sold in the offering multiplied by the number of Registrable Shares being sold pursuant to the Registration Statement or prospectus by such indemnifying party.

Promptly  after receipt by an  indemnified  party  hereunder of written notice of the commencement of any action or proceeding (including any governmental investigation with respect to which a claim for indemnification may be made pursuant to this section 6.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this section 6.7, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability arising out of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (and one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels. All fees and expenses incurred by an indemnified person that are covered by the indemnity will be paid on a current basis when billed.

         6.8 Contribution. If the indemnification provided for in section 6.7 is unavailable to the indemnified parties in respect of any losses, claims, damages or liabilities referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) as between Featherlite and Guth on the one hand and the underwriters on the other hand, in such proportion as is appropriate to reflect the relative benefits received by Featherlite and Guth on the one hand and the underwriters on the other hand from the offering of all of the securities sold in the offering or, if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Featherlite and Guth on the one hand and of the underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between Featherlite on the one hand and Guth on the other hand, in such proportion as is appropriate to reflect the relative fault of Featherlite and of Guth in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by Featherlite and Guth on the one hand and the underwriters on the other hand shall be deemed to be in the same proportion that the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by Featherlite and Guth bear to the total underwriting discounts and commissions received by the underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of Featherlite and Guth on the one hand and of the underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Featherlite and Guth or by the underwriters. The relative fault of Featherlite on the one hand and of Guth on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Featherlite and Guth agree that it would not be just and equitable if contribution pursuant to this section 6.8 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section 6.8, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Guth shall not be required to contribute any amount in excess of the amount by which the total price at which the securities of Guth were offered to the public exceeds the amount of any damages that Guth has otherwise been required to pay be reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Guth's obligations to contribute pursuant to this section 6.8 are several in the same proportion that the proceeds of the offering received by Guth bear to the total proceeds of the offering received by all Guth and not joint.

         6.9      Agreements by Guth.  Guth shall take the following actions:

               6.9.1  In  connection  with  any  registration  pursuant  to this
          Article 6, Guth shall furnish to Featherlite such information regarding Guth and the distribution proposed by Guth as Featherlite may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

               6.9.2 If, during the effectiveness of the Registration Statement filed pursuant to this Article 6, an intervening event ("Intervening Event") occurs that, in the reasonable good faith opinion of Featherlite's Board of Directors, with the advice of counsel, causes the prospectus included in the Registration Statement to no longer comply with the Securities Act, then, after notice from Featherlite to Guth of the occurrence of such an Intervening Event, Guth shall make no further sales, or other dispositions or offers therefor, of Registrable Shares under such Registration Statement until he receives from Featherlite copies of a new, amended, or supplemented prospectus complying with the Securities Act. Promptly after such Intervening Event has been publicly disclosed, the disclosure of which will not be unreasonably delayed by Featherlite, or has been rendered moot, Featherlite will prepare and file an amendment or supplement as provided in section 6.2.5.

         6.10 Featherlite Right of First Refusal. In the event that Guth desires to sell or offers for sale all or any portion of the Featherlite Shares (the "Offered Shares") received by him as a result of the Exchange, Guth shall give written notice of such offer for sale to Featherlite prior to making any public or private sale. Featherlite shall then have the option, at its discretion, to purchase all of the Offered Shares. In such event, Featherlite shall exercise such purchase option, if at all, by providing written notice to Guth, within five business days after receipt of the notice of offer for sale pursuant to this section, that it will purchase all of the Offered Shares for cash in an amount per share equal to the Average Market Price, with the applicable date for these purposes being the date of Guth's notice to Featherlite. If Featherlite exercises its right of first refusal hereunder, the closing of the purchase of the shares of Featherlite Common Stock with respect to which such right has been exercised shall take place at the offices of Featherlite within 10 business days after Featherlite gives notice of such exercise, which period of time shall be extended if necessary in order to comply with applicable securities laws and regulations. Notwithstanding the foregoing, Guth shall have the right to make open market sales of 25,000 or fewer Featherlite Shares in any 30-day period without giving rise to Featherlite's right of first refusal described in this section 6.10.

                                    ARTICLE 7
                                     CLOSING

         7.1 Closing. The consummation of the deliveries, exchanges, and transactions described herein shall occur on the Closing Date, but to be effective as of the Effective Time.

         7.2 Mutual Conditions to Closing. The obligations of each of the parties under this Agreement to consummate the Closing shall, at the discretion of each such party, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which conditions may be waived in writing by a party:

               7.2.1  Required  Approvals.  The parties  shall have obtained the
          permissions,   consents,  releases,  or  approvals,   governmental  or
          otherwise, set forth on Schedule 7.2.1.

         7.3 Conditions to Featherlite's Obligations. The obligations of Featherlite under this Agreement to consummate the Closing shall, at its discretion, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which conditions may be waived in writing by Featherlite:

               7.3.1 No Misrepresentations, Breaches or Adverse Events. All representations and warranties of Vantare in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though made on such date, and there shall have been no material breach by, or material failure or inability of, Vantare in the performance of any of its material covenants or obligations herein.

               7.3.2  Shareholder  and  Board  Approvals.   Vantare  shall  have
          obtained all necessary approvals by its shareholders and board of directors to this Agreement and the Exchange.

               7.3.3 Approvals; Consents. All other permissions, consents, releases, or approvals, governmental or otherwise, necessary on the part of Vantare to consummate the transactions contemplated by this Agreement shall have been obtained by Vantare and delivered to Featherlite.

               7.3.4 Delivery of Documents. Vantare shall have executed and delivered to Featherlite all of the documents and instruments required to be delivered by Vantare to Featherlite at or prior to the Closing, including each of the following:

                           7.3.4.1 Certified copy of resolutions of Vantare's Board of Directors and shareholders authorizing the execution and delivery of this Agreement and performance of the transactions contemplated herein, including specifically the authorization of the Exchange.

                           7.3.4.2 A bill of sale and any other appropriate instruments of assignment from Vantare transferring and assigning all of the Assets to Featherlite, free and clear of all encumbrances, liens, security interests, and indebtedness of whatever nature other than Permitted Liens.

                         7.3.4.3 Physical possession of the Assets.

                         7.3.4.4 Warranty deeds conveying to Featherlite marketable fee simple title to the real property included in the Assets and all rights appurtenant thereto, and other real estate title and related documents required in connection therewith.

                         7.3.4.5  An   assignment   and   assumption   agreement
                    assigning to Featherlite all of Vantare's right, title, and interest in the Contracts included in the Assets.

                         7.3.4.6 The employment  agreement  described in section
                    5.8.

                         7.3.4.7 A  certificate  signed  by the chief  executive
                    officer and the chief financial officer of Vantare with respect to the matters described in section 7.3.1 hereof.

               7.3.5 Legal Opinion. Featherlite shall have received a favorable opinion, addressed to Featherlite, of Dean, Mead, Egerton, Bloodworth, Capouano & Bozarth, P.A., counsel to Vantare, dated as of the date of the Closing, in the form attached as Schedule 7.3.5.

               7.3.6 Vantare Income. Featherlite shall be satisfied with the results of its due diligence review of Vantare to the extent that Featherlite shall have obtained adequate comfort that Vantare's income before taxes for the quarter ended March 31, 1996 was not less than $300,000 and for the year ending December 31, 1996 will be not less than $1.3 million.

         7.4 Conditions to Vantare's Obligations. The obligations of Vantare under this Agreement to consummate the Closing shall, at its discretion, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any of which conditions may be waived in writing by
Vantare:

               7.4.1 No Misrepresentations, Breaches or Adverse Events. All representations and warranties of Featherlite in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though made on such date, and there shall have been no material breach by, or material failure or inability of, Featherlite in the performance of any of its material covenants or obligations herein.

               7.4.2  Board  Approval.   Featherlite  shall  have  obtained  all
          necessary approvals by its board of directors to this Agreement and the Exchange.

               7.4.3 Approvals; Consents. All other permissions, consents, releases, or approvals, governmental or otherwise, necessary on the part of Featherlite to consummate the transactions contemplated by this Agreement shall have been obtained by Featherlite and delivered to Vantare.

               7.4.4 Delivery of Documents. Featherlite shall have executed and delivered to Vantare all of the documents and instruments required to be delivered by Featherlite to Vantare at or prior to the Closing, including each of the following:

                    7.4.4.1 Certified copy of resolutions of Featherlite's Board of Directors authorizing the execution and delivery of this Agreement and performance of the transactions contemplated herein, including specifically the authorization of the Exchange.

                    7.4.4.2 Certificates representing the Featherlite Shares (other than the Escrow Amount).

                    7.4.4.3 The employment agreement described in section 5.8.

                    7.4.4.4  The  restated  notes to Guth  described  in section
               2.5.2.

                    7.4.4.5 A certificate  signed by the chief executive officer and the chief financial officer of Featherlite with respect to the matters described in section 7.4.1 hereof.

               7.4.5 Legal Opinion. Vantare shall have received a favorable opinion, addressed to Vantare, of Fredrikson & Byron, P.A., counsel to Featherlite, dated as of the date of the Closing, in the form attached as Schedule 7.4.5.


                                    ARTICLE 8
                                   TERMINATION

         8.1 Termination Prior to Closing. The obligation of the parties hereto to consummate the Closing may be terminated and abandoned at any time on or before the Closing as follows:

               8.1.1 By and at the option of Featherlite, upon written notice to Vantare, if the conditions set forth in sections 7.2 and 7.3 have not been satisfied and the Closing shall not have occurred by July 15, 1996.

               8.1.2 By and at the option of Vantare, upon written notice to Featherlite, if the conditions set forth in sections 7.2 and 7.4 have not been satisfied and the Closing shall not have occurred by July 15, 1996.

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

               8.1.3 At any time, without liability of any party to the others, upon the mutual written consent of Vantare and Featherlite.

         8.2 Consequences of Termination Prior to Closing. In the event of termination of this Agreement prior to the Closing, (i) each of the parties may pursue any remedies for any breach of this Agreement available at law or in equity (subject to section 10.6 hereof), (ii) each party will return to the others all documents and materials obtained from the others pursuant to this Agreement, and (iii) the confidentiality obligations described in section 5.1 shall remain in effect.


                                    ARTICLE 9
                            SURVIVAL; INDEMNIFICATION

         9.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement, or any Schedule, certificate, agreement, document, or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto, or any information that any party may receive, and shall remain in full force and effect until the close of business on the date that is three years after the Effective Time (the "Indemnity Period"). Upon the expiration of the Indemnity Period, all such representations, warranties, covenants, and agreements shall expire, terminate, and be of no further force or effect; provided, however, that the covenants and agreements contained herein, to the extent that they specifically require performance following the Effective Time (all such specified covenants and agreements are referred to herein collectively as the "Specified Provisions") shall not expire but shall continue in perpetuity.

         9.2 Indemnification by Vantare and Guth. Vantare and Guth shall indemnify, defend and hold harmless Featherlite and its officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this section as "Featherlite") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) that Featherlite may incur or suffer, arising out of or based upon the breach by Vantare or Guth of any of their respective representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Featherlite by Vantare in connection with the transactions hereunder. The indemnification provided for under this section 9.2, as it relates to breaches of Vantare's and Guth's representations, warranties, covenants and agreements contained herein, shall specifically be interpreted to mean and include occurrences prior to the Effective Time (that result in any such breach giving rise to indemnification hereunder), regardless of when the claim is made or the loss is booked, for which Vantare and Guth shall be liable pursuant hereto. The indemnification provided for under this section 9.2, and claims with respect thereto, shall be satisfied out of, and recourse shall be limited to, the aggregate number of Featherlite Shares paid to Vantare pursuant to the Exchange; provided, however, that (i) in the event that Vantare sells or transfers all or any portion of the Featherlite Shares held by Vantare prior to the date of a claim by Featherlite pursuant hereto, the indemnification provided for under this section 9.2 shall be limited to the aggregate number of Featherlite Shares that continue to be held by Vantare plus (A) the aggregate proceeds received from any bona fide public sale(s) of the Featherlite Shares and (B) the aggregate value of the Featherlite Shares sold or transferred in a transaction other than a bona fide public sale, valuing any Featherlite Shares so sold or transferred at the Average Market Price (with the applicable date, for purposes of calculating the Average Market Price, being the Effective Time), and (ii) Vantare shall be permitted to satisfy a claim for indemnification against Vantare either in cash or by returning to Featherlite the number of Featherlite Shares equal in value to the amount of the claim, valuing the Featherlite Shares so returned at the Average Market Price (with the applicable date, for purposes of calculating the Average Market Price, being the date of payment of the claim). As used in this section 9.2 in connection with satisfaction of claims for indemnification from the Featherlite Shares, references to "Vantare" shall mean and refer to Guth following the distribution by Vantare to Guth of the Featherlite Shares, or rights with respect to the Featherlite Shares included in the Escrow Amount.

         9.3 Indemnification by Featherlite. Featherlite shall indemnify, defend and hold harmless Vantare, and its officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnitees are referred to in this section as "Vantare") against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor) that Vantare may incur or suffer and which are not reimbursed by insurance, arising out of or based upon the breach by Featherlite of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement or any agreement, certificate or document executed and delivered to Vantare by Featherlite in connection with the transactions hereunder.

         9.4 Procedure for Claims. If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 9, such indemnified party shall promptly provide written notice to the indemnifying party of such claim, including the amount of the claim to the extent then known. With respect to claims for indemnification made under this Article 9, other than claims with respect to the Specified Provisions, an indemnifying party shall be liable to an indemnified party only if such written notice of the claim for indemnification is given by the indemnified party to the indemnifying party prior to the expiration of the Indemnity Period; with respect to claims under the Specified Provisions, such notice can be given at any time after the Effective Time. If such notice is timely given, the indemnifying party's obligation to indemnify the indemnified party shall survive the expiration of the Indemnity Period until resolved. If the indemnifying party hereunder is Vantare, references in this section 9.4 to actions to be taken by the indemnifying party shall mean and refer to the actions to be taken by Vantare and Guth collectively. The indemnifying party shall have 20 days after receipt of the above-mentioned notice to begin to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not to be unreasonably withheld) and at its expense, the settlement or defense therefor, and the indemnified party shall cooperate with it in connection therewith; provided that: (i) the indemnifying party shall not thereby permit to exist any Lien upon any asset of any indemnified party, (ii) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with the fees and expenses of such counsel to be borne by the indemnifying party only if and to the extent that such counsel is necessary by reason of a demonstrable conflict of interest, and (iii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss (subject to the limitations contained in sections
9.2 and 9.3) resulting from such claim and all related expenses incurred by the indemnified party pursuant to this Article 9. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. If the indemnifying party does not notify the indemnified party within 20 days after receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party.

                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

         10.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.

         10.2 Further Assurances; Copies. Vantare shall, at the request of Featherlite and without further consideration, execute and deliver such instruments of assignment, transfer, license or assumption and take such further actions as Featherlite may reasonably request in order more effectively to carry out the intents and purposes of this Agreement and the transactions contemplated hereby. All out-of-pocket expenses involved in compliance with this section shall be promptly reimbursed by the requesting party(ies) to the other.

         10.3 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or telecopied (with confirmation of transmission) to the party receiving such notice or shall be delivered by Federal Express or similar overnight courier, addressed as follows:

if to Featherlite to:               Featherlite Mfg., Inc.
                                    Highways 63 and 9
                                    P.O. Box 320
                                    Cresco, Iowa  52136
                                    Attention:  Conrad Clement
                                    Telecopy No. (319) 547-6099

with a copy to:                     Fredrikson & Byron, P.A.
                                    900 Second Avenue South, Suite 1100
                                    Minneapolis, Minnesota  55402-3397
                                    Attention:  Timothy M. Heaney, Esq.
                                    Telecopy No. (612) 347-7077

if to Vantare or Guth to:           Vantare International, Inc.
                                    1550 Dolgner Place, Port of Sanford
                                    Sanford, Florida  32771
                                    Attention:  Michael Guth
                                    Telecopy No. (407) 323-1945

with a copy to:                     Dean, Mead, Egerton, Bloodworth,
                                        Capouano & Bozarth, P.A.
                                    800 North Magnolia Avenue, Suite 1500
                                    P.O. Box 2346
                                    Orlando, Florida  32802
                                    Attention:  Jane D. Callahan, Esq.
                                    Telecopy No. (407) 423-1831

Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above, if delivered personally or by telecopy, or the business day after the date deposited, if delivered by Federal Express or similar overnight courier.

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

         10.4 Public Announcement. Each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of applicable law and the Nasdaq National Market, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by Featherlite and Vantare. The foregoing shall not restrict Featherlite's and Vantare's internal communications with employees.

         10.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

         10.6 Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good-faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction of the controversy. The arbitrator shall be a retired state or federal judge or an active or retired attorney experienced in business or commercial litigation selected by agreement of the parties. If they cannot so agree within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota (or such other court elsewhere as may have jurisdiction of the parties and appropriate subject matter jurisdiction), select a retired judge or an attorney experienced in business or commercial litigation. The costs of the proceedings shall be shared equally by the disputing parties.

         10.7 Severability and Interpretation. In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Any provision held overbroad as written shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable under applicable law, and enforced as amended. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         10.8 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         10.9 Entire Agreement; Modification and Waiver. This Agreement, together with the Schedules and the related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior proposals or agreements, whether written or oral, relating to the subject matter hereof, including but not limited to the Letter Agreement. No purported amendment, modification, or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties. Any waiver shall be limited to the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

         10.10 Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all parties hereto at such time as all parties have executed a counterpart of this Agreement.

         IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the day and year first above written.

                                     FEATHERLITE MFG., INC.


                                     By /s/ Conrad D. Clement
                                      Its President and Chief Executive Officer


                                     VANTARE INTERNATIONAL, INC.


                                     By /s/ Michael Guth
                                      Its President


                                       /s/ Michael Guth
                                      Michael Guth

                                    SCHEDULES


         1.28              Permitted Liens
         2.2.3             Excluded Contracts (Not Assigned or Assumed)
         2.3               Excluded Assets
         2.5               Permitted Liabilities
         2.5.2             Notes to Guth; Certain Obligations Not Assumed
         2.5.3             Specific Permitted Liabilities
         3.1               Foreign Qualifications
         3.4               Corporate Authority Matters
         3.6               Tax Notices
         3.7               Liabilities
         3.8               Changes and Events
         3.9               Assets and Liens
         3.10              Intellectual Property
         3.11              Licenses, Permits, Etc.
         3.12              Litigation
         3.14              Contracts
         3.15              Insurance
         3.16              Accounts Receivable
         3.17              Scheduled Plans (ERISA and non-ERISA)
         3.18              Employees
         3.19              Bank Accounts
         5.6               Vantare's Expenses
         5.8               Form of Employment Agreement
         5.9               Employment Matters
         7.2.1             Required Approvals
         7.3.5             Form of Opinion of Vantare's Counsel
         7.4.5             Form of Opinion of Featherlite's Counsel